Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMPIRE WATER CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	4971
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code
Number)

____________________

25 Orchard Road	The Corporation Trust Company of Nevada
Lake Forest, California 92630	6100 Neil Road, Suite 500
949-768-1600	Reno, Nevada 89511
(775) 688-3061
(Address and telephone number of registrant's	(Name, address and telephone
executive office)	number of agent for service)

____________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price Per	Aggregate	Registration Fee
Registered	Registered	Share	Offering Price	[1]

Common Stock	3,800,000	$2.25	$8,550,000	$336.01

Common Stock
issuable upon the
exercise of
outstanding warrants	4,248,000	$2.25	$9,558,000	$375.63

Total	8,048,000		$18,108,000	$711.64

[1]		Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

EMPIRE WATER CORPORATION
8,048,000 Shares of Common Stock

     This prospectus relates to the sale of up to 8,048,000 shares of our common stock by existing stockholders. Of the 8,048,000 shares of common stock, 4,248,000 shares of common stock are issuable upon the exercise of outstanding warrants.

     All shares of common stock are being offered for sale by the selling stockholders at prices established by the OTC Bulletin Board operated by the Financial Industry Regulatory Authority during the term of this offering. We will not receive any proceeds from the sale of the shares offered hereby. These prices will fluctuate based on demand for the shares of our common stock. Our common stock is traded on the Bulletin Board operated by the Financial Industry Regulatory Authority under the symbol "EWCR." On June 25, 2008, the closing price of our common stock was $2.25.

     The selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

     Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

Our business

     We are engaged in the business of the ownership, development and sale of water resources.

     We have generated revenue from the sale of irrigation water and surplus real estate. We have obtained $4,750,000 in cash from eight investors and acquired title to certain material assets. One of the assets we acquired was a canal.

     In order to supply the development of agricultural property in Riverside County, four canals were constructed to transport water from San Bernardino to Riverside counties, California. Three of the four canals are now owned by cities and municipalities and operated to supply their water. We own the remaining canal.

     Our corporate offices are located at 25 Orchard Road, Lake Forest, California 92630. Our registered office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89511.

The offering

     We are registering 3,800,000 shares of common stock for sale by existing stockholders listed in the sections of this prospectus entitled "Selling Stockholders," and 4,248,000 shares of common stock for sale upon the exercise of outstanding warrants by existing warrant holders listed in the sections of this prospectus entitled "Selling Stockholders." We refer to these existing stockholders and warrantholders as the selling stockholders. All of the common stock registered by this prospectus will be sold by the selling stockholders at the prevailing market prices at the time they are sold. We currently have 19,193,300 shares of common stock outstanding, and if all of our outstanding warrants are exercised, we will have 23,441,300 shares of common stock outstanding.

Selected financial data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of	As of
Balance Sheets	March 31, 2008	June 30, 2007	June 30, 2006
	(Unaudited)	(Audited)	(Audited)
Total Assets	$9,276,112	$94,673	$129
Total Liabilities	$29,713	$45,421	$26,581
Stockholders Equity - (Deficit)	$9,246,399	$49,252	$(26,452)

	Nine months ended	Year ended	Year ended
Statements of Operations	March 31, 2008	June 30, 2007	June 30, 2006
	(Unaudited)	(Audited)	(Audited)
Gross Profit	$7,921	$0	$0
Total Expenses	$141,803	$33,066	$16,811
Net Income - (Loss)	$(133,882)	$(33,066)	$(16,811)

RISK FACTORS

     Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with EMPIRE WATER CORPORATION

Need for substantial additional capital.

     We are in need of substantial additional capital, without which our ability to continue as a going concern will be jeopardized. In order to fund our ongoing, day-to-day operations, as well as to develop the West Riverside Canal (the “Canal”) and water resources, we will continue to require significant amounts of additional capital, and the failure to obtain such additional capital will materially adversely affect our operations. In order to fully implement our plan of operation, it will be necessary to raise at least an additional $16,000,000. There is no assurance that we will be successful in raising additional capital. If we raise additional capital through the sale of common stock, you could experience significant dilution. If we are unsuccessful in raising such additional capital, you could lose your entire investment.

Our operations and the quality of water we supply are subject to extensive environmental laws and regulations. Our proposed expenses are expected to increase as a result of complying with environmental laws and regulations. We also could incur substantial costs as a result of violations of or liabilities under such laws and regulations.

     Our planned water operations will be subject to extensive United States federal, state and local laws and regulations. These requirements include the United States Safe Drinking Water Act of 1974, or the Safe Drinking Water Act, and similar state laws and regulations. We will also be required to obtain various environmental permits from state and other regulatory agencies for our operations. If we deliver water to our customers that do not comply with regulatory standards, or otherwise violate environmental laws, regulations or permits, or other health and safety and water quality laws and regulations, we could incur substantial fines, penalties or other sanctions or costs or damage to our reputation. In the most serious cases, regulators could force us to discontinue operations and sell our operating assets to another entity, utility or municipality. Given the nature of our proposed business which, in part, will involve supplying water for human consumption, any potential non-compliance with, or violation of, environmental laws or regulations would likely pose a more significant risk to us than to an issuer not similarly involved in the water industry. We will incur substantial operating and capital costs on an ongoing basis to comply with environmental laws and regulations and other health and safety and water quality laws and regulations. These laws and regulations, and their enforcement, have tended to become more stringent over time, and new or stricter requirements could increase our costs. Although we may seek to recover ongoing compliance costs in our rates, there can be no guarantee that the various state or similar regulatory bodies that govern our businesses would approve rate increases to recover such costs or that such costs will not adversely and materially affect our financial condition, results of operations, cash flow and liquidity. We may also incur liabilities under environmental laws and regulations requiring us to investigate and clean up environmental contamination at our properties or at off-site locations where we have disposed of waste or caused adverse environmental impacts. The discovery of previously unknown conditions, or the imposition of cleanup obligations in the future, could result in significant costs, and could adversely affect our financial condition, results of operations, cash flow and liquidity. Such remediation losses may not be covered by our insurance policies and may make it difficult for us to secure insurance in the future at acceptable rates.

Changes in laws and regulations over which we have no control can significantly affect our business and results of operations.

     Any governmental entity that regulates our operations may enact new legislation or adopt new laws and regulations or policies at any time, and new judicial decisions may change the interpretation of existing legislation or regulations at any time. The individuals who serve as regulators are elected or are political appointees. Therefore, elections which result in a change of political administration or new appointments may also result in changes in the individuals who serve as regulators and the policies of the regulatory agencies that they serve. New laws or regulations, new interpretations of existing laws or regulations, or changes in agency policy, including as a response to shifts in public opinion, or conditions imposed during the regulatory hearing process may affect our business in a number of ways, including the following:

     $ changing water quality or delivery service standards, treatment and discharge standards
     $ with which we must comply;
     $ restricting our ability to terminate our services to customers who owe us money for
     $ services previously provided;
     $ restricting our ability to sell assets or issue debt or equity securities;
     $ changing regulatory benefits that we expected to receive when we began offering

     $ services in a particular area;
     $ changing or placing additional limitations on change in control requirements relating to
     $ any concentration of ownership of our common stock;
     $ making it easier for governmental entities to convert our assets to public ownership via
     $ eminent domain; and
     $ restricting or prohibiting our extraction of water from rivers, streams, reservoirs or
     $ aquifers.

     Any of these changes or any other changes in laws, regulations, judicial decisions or agency policies applicable to us may have an adverse effect on our business, financial condition, results of operations, cash flow and liquidity.

Weather conditions, natural hazards, overuse of water supplies and competing uses may interfere with our sources of water, demand for water services and our ability to supply water to customers.

     Our ability to meet the existing and future water demands of our customers depends on an adequate supply of water. We anticipate that most of the water that we will be transporting or treating will come from groundwater aquifers. Drought, overuse of sources of water, the protection of threatened species or habitats or other factors may limit the availability of ground and surface water. Governmental restrictions on water use during drought conditions may also result in decreased use of water services, even if our water supplies are sufficient to serve our customers, which may adversely affect our financial condition and results of operations. Seasonal drought conditions that would impact our water services are possible in our intended service area. Following drought conditions, water demand may not return to pre-drought levels even after restrictions are lifted. Cool and wet weather may also reduce demand for water, thereby adversely affecting our financial condition, results of operations, cash flow and liquidity. Service interruptions due to severe weather events are possible in our intended service area. These include earthquakes, high water conditions and severe electrical storms. These weather events may affect the condition or operability of our facilities, limiting or preventing us from delivering water services to our customers. Any interruption in our ability to supply water or to collect, treat and properly dispose of waste, or any costs associated with restoring service, could adversely affect our financial condition and results of operations.

Risks associated with water treatment may impose significant costs; contamination of our sources of water could result in service interruptions and human exposure to hazardous substances and subject our subsidiaries to civil or criminal enforcement actions, private litigation and clean-up obligations.

     One component of our proposed business plan involves treating nonpotable water, which can result in the creation of waste. If collection or industrial sewage systems fail, overflow or do not operate properly, untreated waste or other contaminants could spill onto nearby properties or into nearby streams and rivers, causing damage to persons or property, injury to aquatic life and economic damages, which may not be recoverable in rates. Liabilities resulting from such damage could adversely and materially affect our business, results of operations and financial condition. Moreover, in the event that we are deemed liable for any damage caused by overflow, our losses might not be covered by insurance policies (if such policies are in place at all), and such losses may make it difficult for us to secure insurance in the future at acceptable rates. Although we have not conducted any environmental analysis of the water sources that we intend to use, these water supplies are very likely to be subject to contamination, including contamination from naturally-occurring compounds, chemicals in groundwater systems, such as nitrates, pollution resulting from man-made sources, such as perchlorate and methyl tertiary butyl ether (MTBE), and possible terrorist attacks. In the event that our water supply is contaminated, our financial condition, results of operations, cash flow, liquidity and our reputation may be adversely affected. We might not be able to recover costs associated with treating or decontaminating water supplies through rates, or such recovery may not occur in a timely manner. Moreover, we could be held liable for environmental damage as well as damages arising from toxic tort or other lawsuits or criminal enforcement actions or other consequences arising out of human exposure to hazardous substances in our drinking water supplies.

Our reliance on third-party suppliers and service providers poses significant risks to our business and prospects.

     We intend to contract with third parties for goods and services that will be essential to our operations, such as maintenance and operation services, pipes, electricity and other materials. We have also agreed to enter into a water services agreement with Basin Water, Inc. If the scope of services or pricing of this agreement are not commercially reasonable, we may incur additional costs. Further, we will be subject to substantial risks because of our reliance on other suppliers and service providers. For example:

      $ our suppliers may not provide raw materials that meet our specifications in sufficient
      $ quantities;
     $ our service providers may fail to properly operate the Canal or the treatment facilities;
     $ our suppliers and service providers may face production delays due to natural disasters
     $ or strikes, lock-outs or other such actions;
     $ one or more suppliers or service providers could make strategic changes in the lines of
     $ products and services they offer; and
     $ some of our suppliers will be small companies which are more likely to experience
     $ financial and operational difficulties than larger, well-established companies, because of their limited financial and other resources.

     As a result of any of these factors, we may be required to find alternative suppliers for the raw materials and services on which we rely. Accordingly, we may experience delays in obtaining appropriate raw materials and services on a timely basis and in sufficient quantities from such alternative suppliers at a reasonable price, which could interrupt services to our customers and adversely affect our revenues, financial condition, results of operations, cash flow and liquidity.

The assets of the Canal property are subject to potential condemnation through eminent domain.

     Municipalities and other government subdivisions have historically been involved in the provision of water services in the United States, and organized movements may arise from time to time in one or more of the service areas in which our business is expected to operate to convert our assets to public ownership and operation through the governmental power of eminent domain. Should a municipality or other government subdivision seek to acquire the Canal or other assets through eminent domain, we may resist the acquisition. Contesting an exercise of condemnation through eminent domain may result in costly legal proceedings and may divert the attention of management from the operation of its business, and there can be no assurances that such efforts will be successful. If the Canal is condemned, the price paid for it could be much less than the aggregate paid for our shares, and our operations will discontinue as a going concern.

Title to the Canal property may be defective which could materially limit or prevent our rights to use and develop the Canal.

     Title to the Canal was held by the a group (the “West Riverside Sellers”) pursuant to a deed recorded in 1916 and transferred to us by quit claim deed. Our rights to use significant portions of the Canal (the extent of which is currently unknown) may be limited to those of an easement holder, rather than a fee simple owner. We have made no independent effort to determine whether there may be significant encroachments on the Canal (although we are aware of some encroachments, the full extent of them are not presently known), or whether third parties may have vested rights to continue to occupy and use the Canal under claims of adverse possession or other prescriptive claims. Upon the transfer of ownership of the Canal, third parties claiming the right to continue to occupy and/or use the Canal may undertake legal action against us to seek enforcement of such rights, and we may be required to undertake legal action to evict third parties from the Canal, all of which may result in considerable expense. Efforts to obtain title insurance for the Canal property (which might have revealed certain adverse claims) have been unsuccessful, and we have been advised that no title policy can be obtained, if at all, until a record of survey has been completed for the entire Canal and approved by local governmental authorities, which will be expensive and time consuming. We have started the survey and even if a title policy is ultimately obtained, it may not reveal all encroachments or prescriptive claims, and it may contain a number of disclaimers, exceptions, and exemptions limiting the title company=s liability under the policy. As a result, we are likely to incur substantial costs for the record of survey and other curative title work, and there can be no assurances that we will ever obtain clear, unencumbered title to the Canal. If we cannot obtain clear title to the Canal, or if we are unable to obtain clear title to critical portions of the Canal that carry water between the source of water and the end users, our ability to raise further capital, develop the Canal, and use substantial portions, will be materially adversely affected.

Taxes on the Canal property may not have been paid.

     The West Riverside Sellers have advised us that significant portions of the Canal and certain equipment and other improvements erected on the Canal have not been assessed for real and personal property tax purposes. Additionally, the real property comprising the Canal has not been assessed by the California State Board of Equalization ("BOE") as may be mandated under applicable law, and if assessed by the BOE, such assessments will not be subject to Article 13A of the California Constitution (Proposition 13), which means that the taxes on the Canal could be increased significantly on a year-to-year basis. Further, the West Riverside Sellers cannot confirm that all taxes have been paid on the entire Canal, nor can they confirm that such taxes have been paid to the proper taxing authority. As a result, (i) there could be significant tax penalties applicable to the Canal, (ii) claims of adverse possession by other parties claiming an ownership interest in portions of the Canal could be strengthened, and (iii) if taxes owed with respect to the Canal are not paid once due, the taxing authorities may place a lien on the Canal and the fixtures and improvements located thereon to secure payment of past and future taxes.

Portions of the Canal are inoperative.

     Substantial portions of the Canal are not currently being operated and may not be made operational without installing pipelines, at significant cost and expense. Installing pipelines and other equipment will require obtaining permits and approvals from local governmental authorities, which could result in additional delays and costs, and to the extent such permits or approvals are discretionary on behalf of the governmental authorities, there is no guarantee that we can obtain such permits and approvals. Additionally, the West Riverside Sellers have informed us that a portion of one of two tunnels through which the Canal runs has collapsed, and may not be made serviceable again. If we are unable to utilize significant portions of the Canal, our ability to fully implement our business plan will be materially adversely affected.

We have conducted limited due diligence and are presently unable to identify environmental and other liabilities associated with the Canal property.

     We have conducted very little due diligence regarding the Canal and the other assets acquired. The acquisition of the Canal properties was inexact and inherently uncertain as a result of the age of the original conveyances and other factors. We have assumed the risk of the physical condition of the Canal property, including but not limited to environmental issues, including but not limited to soils contamination, accumulated waste, etc. The West Riverside Sellers have not obtained any "Phase I" or "Phase II" environmental site assessments, or any other environmental reports regarding the Canal.  We have retained a firm to conduct a Phase I environmental site assessment. The costs of any environmental cleanup could be very substantial.

The nature of the water rights acquired from the West Riverside Sellers is uncertain.

     The groundwater rights acquired are governed by a court judgment, where the amount of groundwater pumped out of a groundwater basin exceeds the amount of water that is naturally recharged by rainfall or other means. In these types of cases, the court allocates the amount of groundwater each user can pump in order to ensure that the groundwater supply is not depleted in the long-term. The court judgment governing West Riverside 350 Inch Water Company, a California corporation or 350IWC=s water supply clearly defines the amount of groundwater certain "named parties" can pump from the San Bernardino Basin. 350IWC is not specifically a "named party" to the judgment, however, it is recognized as a groundwater user that pumps groundwater for use on non-overlying land. Because 350IWC is not a named party, its right to pump groundwater is established as a collective right along with all other non-parties who collectively pump groundwater for use on non-overlying land. As such, it is unclear precisely what the nature of those rights are as the court judgment pertains primarily to named parties. It is also unclear to what extent those rights can be increased beyond the amount of water which the West Riverside Sellers currently pump. Because the court retains jurisdiction over the court judgment, if groundwater pumping dramatically increases and some other groundwater user is "materially harmed" the court may be asked to modify or amend the judgment. If this occurs, there is the possibility we may need to obtain additional water rights from some other source to pump groundwater to the extent the water rights acquired from the West Riverside Sellers are insufficient. We also may need to undertake or defend against legal actions to perfect our interest in the water rights being acquired from the West Riverside Sellers. Such limitations and deficiencies with respect to the water rights could materially limit or prevent us from raising further capital, developing the Canal, or using portions of the Canal.

The purchase of the Water Treatment Unit may not be on an arms-length basis, or on commercially reasonable terms.

     The purchase of a water treatment facility (the “Water Treatment Unit”) was not the result of extensive negotiation among the parties, and was not the result of competitive bidding. Also, the seller of the Water Treatment Unit is an affiliate of Basin Water Resources, Inc. (“BWRI”). Although the price paid for such Water Treatment Unit is within the range customarily charged by the seller for similar products, the procurement process and pricing was not a result of competitive bidding and better prices for similar products may be available.

Lack of corporate formalities; potential minority shareholder claims.

     West Riverside Canal Company or WRCC and 350IWC have been in existence since 1899 and 1916, respectively. Consequently, their corporate records are incomplete and the West Riverside Sellers cannot represent that all corporate formalities have been observed over the years, including but not limited to proper meetings of their boards of directors and shareholders. As such, WRCC and 350IWC are not certain as to the identities of all shareholders and have relied upon public notice to inform unknown shareholders of recent events. Further, at least one minority shareholder has raised claims regarding his ownership of shares of and interest in the West Riverside Sellers. As a result, although we purchased assets from the West Riverside Sellers, no assurances can be made that we will not be named in any claim made by such persons. If we are named in any litigation or other claim, the costs of defending such claims may be significant. Defending against such claims could be costly and require us to offer to refund the purchase price.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

     Development, production and sale of water in the United States are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include, among other things, construction and discharge permits for drilling and pipeline installation operations. Under these laws and regulations, we could be liable for personal injuries, property damage, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Our auditors have issued a going concern opinion, meaning there is substantial uncertainty whether we will continue operations.

     Our auditors have issued a going concern opinion in their report dated September 24, 2007. This means that, as of the time of the opinion, there was substantial doubt that we could continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business.

Because there is an extremely limited public trading market for our common stock, you may not be able to resell your stock.

     There is currently an extremely limited public trading market for our common stock, and there may never be a broad public trading market. Therefore, investors may not be able to resell their common stock.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders. We will receive $5,310,000 if 4,248,000 warrants are exercised at $1.25. If the warrants are exercised, we would use the $5,310,000 for working capital.

DETERMINATION OF OFFERING PRICE

     The selling shareholders are offering their securities for sale in this offering. Their shares will be sold at the market price. No shares are being offered by us. Our shares are traded on the Bulletin Board operated by the Financial Industry Regulatory Authority (FINRA). under the symbol "EWCR."

DILUTION

     Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

     There are nine selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

*	On such public markets or exchanges as the common stock may from time to time be trading;
*	In privately negotiated transactions;
*	Through the writing of options on the common stock;
*	In short sales; or

*	In any combination of these methods of distribution.

     The sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

*	The market price of our common stock prevailing at the time of sale;
*	A price related to such prevailing market price of our common stock; or
*	Such other price as the selling shareholders determine from time to time.

     The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144 of the Securities Act of 1933, as amended or the Securities Act. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

     We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $40,000. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

     1. Not engage in any stabilization activities in connection with our common stock;

     2. Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

     3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

     There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is traded on the OTC Bulletin Board operated by the Financial Industry Regulatory Authority or FINRA under the symbol AEWCR@

     On June 28, 2008, the closing price of our common stock, as reported by the OTC Bulletin Board was $2.25. As of June 28, 2008, there was a total of 19,193,300 shares of common stock issued and outstanding. Of these shares, 9,200,000 shares are freely tradable and 9,993,300 shares are restricted securities as defined in Rule 144 of the Securities Act. As of June 28, 2008, we had sixty holders of record of our common stock.

     The following table sets forth the quarterly high and low bid prices per share for our common stock, as reported by the OTC Bulletin Board for the calendar years indicated. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Fiscal Quarter	High Bid	Low Bid

2008
Second Quarter	$ 3.15	$ 1.50
First Quarter	$ 3.25	$ 0.05

2007
Fourth Quarter	$ 0.55	$ 0.05
Third Quarter	$ 0.55	$ 0.02
Second Quarter	$ 0.00	$ 0.00
First Quarter	$ 0.00	$ 0.00

2006
Fourth Quarter	$ 0.00	$ 0.00
Third Quarter	$ 0.00	$ 0.00
Second Quarter	$ 0.00	$ 0.00
First Quarter	$ 0.00	$ 0.00

Dividends

     We have not declared any cash dividends in the last two fiscal years. We intend to retain future earnings for use in our business and do not anticipate declaring or paying any cash or stock dividends on shares of our common shares in the near future. In addition, any determination to declare and pay dividends will be made by our Board of Directors in light of our earnings, financial position, capital requirements and other factors that our Board of Directors deems relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

     We are a start-up corporation even though we were incorporated on May 18, 2005 as a consulting business to provide services to corporate executives. In December 2007, we decided to change our business focus to engage in the business of the ownership, development and sale of water resources. We have not yet generated or realized any significant revenues from our business operations. In December 2007 and January 2008 we received $4,000,000 through the sale of common stock and warrants and used a portion of the money to acquire title to certain material assets. One of the assets we acquired was a canal. In June 2008, we received an additional $750,000 through the sale of additional common stock and warrants. We are no longer a shell corporation.

     In order to supply the development of agricultural property in Riverside County, four canals were constructed to transport water from San Bernardino to Riverside. Three of the four canals are now owned by cities and municipalities and operated to supply their water. We own the remaining canal (the ACanal@).

     In their audit report dated September 24, 2007, our auditors issued a going concern opinion. This means that there was substantial doubt that we could continue as an on-going business for the next twelve months unless we obtained additional capital. With the $4,750,000 we obtained, we believe we can operate for at least one year.

     In order to fully implement our plan of operation, it will be necessary to raise at least an additional $16,000,000. There is no assurance, however, that we will be able to raise the additional capital we need to implement our plan of operation.

Plan of Operation

     Our plan of operation for the next twelve months calls for us to:

*	Raise an additional $16,000,000.
*	Commence a record of survey regarding the Canal.
*	Commence the process to perfect title in the Canal.
*	Begin expanding production and distribution .
*	Increase the amount of water produced.
*	Complete Phase I Environmental Review

Limited operating history; need for additional capital

     There is limited historical financial information about us upon which to base an evaluation of our performance. We are in development stage operations and have not generated significant revenues. We cannot guarantee that we will be successful in our business operations. Our business is subject to risks inherent in the establishment of new business enterprises, including limited capital resources and possible cost overruns.

     To become profitable and competitive, we will need to raise an additional $16,000,000 to fully implement our plan of operation, and no assurances can be given that we will become profitable or competitive.

     We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on May 18, 2005 to March 31, 2008

     At inception, we sold 45,000,000 shares of common stock to our officers and directors for $500 in cash. More recently, through our initial public offering, we sold 9,393,300 shares of common stock at $0.01 per share and raised $104,370 in gross proceeds. Our initial public offering was closed on March 5, 2007.

     In December, 2007, we paid a stock dividend of 8 additional shares of common stock for each one share outstanding (9 for 1).

     On December 18, 2007, James M. Jack resigned as one of our officers and directors and tendered back to us all shares of common stock owned by him (22,500,000 shares) for cancellation. On January 3, 2008, Alfred Nutt, our former president and former director tendered back to us all shares of common stock owned by him (22,500,000 shares) for cancellation.

     On December 28, 2007, we sold 3,000,000 Units at a per Unit price of $1.25, for aggregate gross proceeds of $3,750,000. Each Unit consisted of one share of common stock and one warrant. Each warrant is exercisable for a period of two years from the date of issuance, at an exercise price of $1.25 per warrant. All of these Units were sold to non-US persons pursuant to Regulation S of the Securities Act. All transactions took place outside the United States.

     On January 3, 2008, we issued 6,000,000 shares of common stock to Basin Water Resources, Inc. ("BWRI") in consideration of BWRI performing certain conditions of its agreement with us dated as of December 28, 2007. The shares were issued pursuant to the exemption from registration contained section 4(6) of the Securities Act of 1933 in that BWRI is an accredited investor with assets in excess of $5,000,000.

     On January 3, 2008, we sold 200,000 Units to Roytor & Co. at a per Unit price of $1.25, for aggregate gross proceeds of $250,000. Each Unit consisted of one share of common stock and one warrant. Each warrant is exercisable for a period of two years from the date of issuance, at an exercise price of $1.25 per warrant. All of these Units were sold to non-US persons pursuant to Regulation S of the Securities Act of 1933. All transactions took place outside the United States of America.

     In addition, on January 3, 2008, we issued warrants to acquire 448,000 restricted shares of our common stock to Canaccord Adams Inc. pursuant to the exemption from registration contained section 4(6) of the Securities Act of 1933 in that Canaccord Adams Inc. is an accredited investor with assets in excess of $5,000,000. The exercise price of the warrants is $1.25 per share.

     We have entered in a registration rights agreement pursuant to which we have agreed to register all of the shares issued to BWRI.

     On December 28, 2007, we completed the acquisition of the Canal assets.

     Our loss since inception is $193,900 of which $74,913 is for legal fees, $31,625 for audit fees, $3,379 for water production costs, $5,700 of depreciation, $84,543 for general and administrative costs, $6,232 interest expense offset by water sales of $11,300 and $1,192 of interest income.

Subsequent Event

     Between June 15, 2008 and June 25, 2008, we sold privately 600,000 Units at a per Unit price of $1.25 per Unit, for aggregate gross proceeds of $750,000. The Units were offered by us on a "best efforts" basis. Each Unit consisted of one share of common stock and one Warrant. Each Warrant is exercisable for a period of two years from the date of issuance, at an exercise price of $1.25 per Warrant. The foregoing Units were sold to two non-US persons outside the United States pursuant to Regulation S of the Securities Act of 1933. One sale was made to Peter L. Jensen, our principal executive officer and principal accounting officer pursuant to Section 4(6) of the Securities Act of 1933, Mr. Jensen being an accredited investor.

Liquidity and Capital Resources

     We initiated our canal operations in January 2008 and generated revenues of $7,921 for the quarter ended March 31, 2008. As of March 31, 2008, our total assets were $9,276,112 and our total liabilities were $29,713.

Well Production

     The following reflects production and expenses from the school district (JUSD) and the golf course (IHGC) in 2006, 2007, and the first five months of 2008:

						JUSD					IHGC
	Combined	JUSD	JUSD	JUSD	JUSD	Other	JUSD	IHGC	IHGC	IHGC	Other	IHGC
	Gallons	Gallons	Billing	Electric	Insurance	Costs	Repairs	Gallons	Electric	Insurance	Costs	Repairs
	(in000)	(in000)	(in$)	(in$)	(in$)	(in$)	(in$)	(in000)	(in$)	(in$)	(in$)	(in$)

Jan-06	7,544	806	665	66	41	100	427	6,738	548	346	840	3,568
Feb-06	9,289	1,714	1,414	142	71	173	-	7,575	629	316	767	-
Mar-06	3,411	196	162	19	22	54	35	3,215	311	365	886	574
Apr-06	8,298	825	681	61	38	93	-	7,473	548	349	847	-
May-06	17,295	3,843	3,170	235	86	209	13	13,452	823	301	731	44
Jun-06	18,007	4,604	3,798	391	99	240	-	13,403	1,139	288	700	-
Jul-06	27,945	6,976	5,755	718	97	235	688	20,969	1,889	290	705	2,069
Aug-06	22,326	5,408	4,461	512	94	228	2,098	16,918	1,601	293	712	6,562
Sep-06	21,179	4,071	3,358	425	74	181	645	17,108	1,785	313	759	2,709
Oct-06	10,783	1,637	1,351	149	59	143	46	9,146	835	328	797	255
Nov-06	14,697	2,122	1,830	191	56	136	-	12,575	1,133	331	804	-
Dec-06	10,328	1,720	1,483	149	64	157	-	8,608	747	323	783	-
	171,102	33,922	28,127	3,058	802	1,949	3,951	137,180	11,988	3,842	9,331	15,781

Jan-07	8,645	1,723	2,304	165	83	187	-	6,922	662	335	753	-
Feb-07	8,504	1,572	2,102	148	77	174	0	6,932	651	341	766	2
Mar-07	15,654	2,477	3,312	172	66	149	-	13,177	914	352	791	-
Apr-07	13,540	2,842	3,800	204	88	197	-	10,698	768	330	743	-
May-07	19,604	4,044	5,407	243	86	194	-	15,560	934	332	746	-
Jun-07	20,269	4,199	5,614	397	87	195	436	16,070	1,518	331	745	1,670
Jul-07	21,586	4,862	6,500	487	94	212	-	16,724	1,675	324	728	-
Aug-07	24,834	5,109	6,830	426	86	193	-	19,725	1,645	332	747	-
Sep-07	18,700	2,476	3,310	206	55	124	-	16,224	1,350	363	816	-
Oct-07	11,059	2,835	3,790	338	107	241	-	8,224	979	311	699	-
Nov-07	12,753	2,298	3,072	196	75	169	-	10,455	891	343	771	-
Dec-07	8,110	673	900	59	35	78	470	7,437	649	383	862	5,190
	183,258	35,110	46,941	3,039	940	2,114	906	148,148	12,637	4,076	9,166	6,862

Jan-08	3,391	370	362	55	53			3,022	446	434	838
Feb-08	6,000	544	533	60	44			5,456	602	443	855
Mar-08	14,834	2,461	2,411	185	81			12,373	928	406	784
Apr-08	19,295	3,600	3,527	248	91		10	15,695	1,079	396	765	43
May-08	19,754	3,070	3,008	244	76		19	16,684	1,327	412	794	104
	63,274	10,045	9,841	792	345	-	29	53,230	4,382	2,091	4,036	147

     Although no assurances can be given, these wells are believed to have a capacity of over 300 million gallons per year, which if true, we believe can be marketed. The operating cost to produce water from these wells is approximately $20 per acre foot, which is primarily due to the costs of electricity. The school district is charged based on a price per unit based on meter readings. The current price is $315 per acre-foot. The golf course is charged for operating costs based upon its percentage of the total water pumped.

     In addition to the Canal property, under the West Riverside Purchase Agreements, we acquired the water rights of 350IWC which was formed in 1916. 350IWC has produced water from the Riverside basin for much of the period since inception.

     There is no assurance that we acquired title to all of the property comprising the foregoing or that the title to the foregoing is unencumbered. Further, there is no assurance that the title to the property we acquired is not materially defective.

Contractual Obligations

     Pursuant to the terms of the West Riverside Purchase Agreements, the West Riverside Sellers will initially receive fifty percent (50%) of all net income relating to the operation of our business, with such percentage to decline (but not below 15%) as additional investments are made in the Canal and related assets; provided however, that the West Riverside Sellers have the right to co-invest with us, and in the event that they elect to do so, their net income participation will not decrease to the extent that they have matched our capital infusions.

     There is a balance due of $600,000 to Basin Water, Inc. on a water treatment unit.

     We are the assignee of a Water Supply, Sale and Purchase Agreement ("Water Supply Agreement") with the Jurupa Unified School District ("JUSD"), dated July 2, 2002, relating to a single school site. As set forth in the Water Supply Agreement, we are required to provide up to .81 acre feet of water per day, at a price of $250 per acre foot, subject to further adjustment. The term of the Water Supply Agreement is 20 years and it is only terminable for cause upon default (and failure to cure) by one of the parties. JUSD has a unilateral right to terminate without cause, but will have to pay for capital costs involved in building the water supply facilities based on a schedule included in the Water Supply Agreement.

     We have an obligation to provide water to the Indian Hills Golf Course ("IHGC"), pursuant to Section 3.3(d) of the Assignment Agreement. As set forth therein, we are required to provide IHGC with up to 505 acre ft. of water per year, at a price equal to our costs of producing and delivering the water. This is an ongoing obligation, but if we fail to deliver at least 90% of the required water for a 60 day period, IHGC will be permitted to use, for its own benefit, the wells and pipelines necessary to obtain water.

Off-Balance Sheet Arrangements

     We have no off balance sheet arrangements other than as described above.

     We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder=s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

BUSINESS

     Our primary business is to own, develop and sell water to wholesale customers under long term contract. We plan to acquire additional water production assets adjacent to our conveyance system in order to increase capacity. We also intend to acquire and develop additional water resource opportunities in California and Arizona. We plan to use the West Riverside Canal or Canal as the backbone of our operations in San Bernardino and Riverside counties. Sustainability is an important foundation of our philosophy and goals. Subsequently, we also intend to acquire, utilize and sell reclaimed water. This reclaimed water will be used to provide regional groundwater recharge and will ultimately replace all well water for irrigation supplies. We are not presently, and have no intention of being, a regulated utility selling to individuals.

Background

     We were incorporated in Nevada in May 2005. From inception until December 2007 we intended to engage in business as a business consulting firm. In December 2007, we entered into an agreement with Basin Water Resources, Inc. ("BWRI") pursuant to which BWRI assigned to us all of its rights, title and interest in and to certain rights and assets.

     On May 9, 2007, BWRI and Indian Hills Water Conservation Corporation, a California corporation ("IHWCC"), West Riverside Canal Company, a California corporation ("West Riverside"), West Riverside 350 Inch Water Company, a California corporation ("350IWC," and together with West Riverside, the "Water Companies"), Henry C. Cox II, an individual ("Cox") and John L. West, an individual ("West," and together with IHWCC and Cox, the "West Riverside Sellers")entered into a Stock and Asset Purchase Agreement (the "Initial Purchase Agreement"). Pursuant to the terms of the Initial Purchase Agreement, BWRI had the right to purchase (a) a canal located in San Bernardino and Riverside Counties that is approximately eighteen miles in length (the "Canal"), (b) rights to pump water from the Riverside Basin, and (c) other equipment and tangible and intangible personal property (collectively, the "Assets") for total consideration of $1,500,000 and a percentage of net income generated from future operations of the Assets.

     On December 21, 2007, we entered into a stock purchase agreement with BWRI, effective as of December 28, 2007 (the "BWRI Stock Purchase Agreement"). Under the terms of the BWRI Stock Purchase Agreement, we acquired the right to purchase the Assets, all of which relate to a business that extracts, pumps, appropriates, stores, supplies, distributes, transports and sells water to customers in and around the Counties of Riverside and San Bernardino in Southern California. These Assets were purchased pursuant to an Assignment and Amendment Agreement entered into on December 21, 2007 and effective as of December 28, 2007 (the "Assignment Agreement") by and among us, BWRI, IHWCC, West Riverside, 350IWC, Cox and West, pursuant to which we purchased, as the assignee of BWRI, certain assets owned by the West Riverside Sellers. Among other things, the Assignment Agreement provided for both (a) the assignment and delegation by BWRI, and the assumption and acceptance by us, of all of BWRI's rights and obligations under the Initial Purchase Agreement, and (b) amends the Initial Purchase Agreement.

     On December 28, 2007, pursuant to the terms of the BWRI Stock Purchase Agreement, we issued 6,000,000 shares of common stock to BWRI in exchange for the assignment of BWRI=s rights and obligations under the Assignment Agreement. Prior to the this closing, James M. Jack resigned as one of our officers and directors and tendered back to us all shares of common stock owned by him (22,500,000 shares) for cancellation. On January 3, 2008, Alfred Nutt, our president and sole director, tendered back to us all shares of common stock owned by him (22,500,000 shares) for cancellation. As set forth in the BWRI Stock Purchase Agreement, we have reimbursed BWRI for its due diligence costs and for the $100,000 deposit BWRI paid to the West Riverside Sellers. The total amount of such payments was $200,000, including the $100,000 paid for the deposit.

     We have just initiated the water management business, involving the production, treatment, distribution, transportation and management of water, and will share the net income received from such operations with the West Riverside Sellers. Effective December 28, 2007, we entered into an Agreement for the Purchase and Operation of Water Treatment Unit and Operation of Water Distribution System with Basin Water, Inc. ("Basin Water") (the "Unit Purchase Agreement"). The terms of the Unit Purchase Agreement provide that we will purchase one standard 1,000 gallon per minute nitrate regenerable water treatment system (the "Water Treatment Unit") unit from Basin Water for an aggregate purchase price of $900,000.

     As additional consideration to the West Riverside Sellers, following the closing of the transactions contemplated by the West Riverside Purchase Agreements, the West Riverside Sellers continue to share in the net income resulting from our operations (including any sale of our rights to the Canal to third parties), which are primarily intended to result from water production and distribution. As described in the West Riverside Purchase Agreements, the Seller Parties will initially receive fifty percent (50%) of all net income relating to the operation of business, with such percentage to decline (but not below 15%) as additional investments are made in the Canal and related assets; provided however, that the Seller Parties have the right to co-invest with us, and in the event that they elect to do so, their net income participation will not decrease to the extent that they have matched our capital infusions.

Property Acquired

     In order to supply the development of agricultural property in Riverside County, four canals were constructed to transport water from San Bernardino to Riverside. Three of the four canals are now owned by cities and municipalities and operated to supply their water. The Canal acquired by us is the only canal that is currently privately owned.

     The Canal is approximately 18 miles in length and consists of a main canal and three separate lateral reaches. The width of the Canal property varies throughout its length, but the width recorded in the original deed is 50 feet.

     In 2000, two wells and a pipeline distribution network were installed on a portion of the Canal property. This pipeline supplies irrigation water to a golf course owned by certain of the West Riverside Sellers, as well as a school district.

     Although no assurances can be given, these wells are believed to have a capacity of over 300 million gallons per year, which if true, we believe can be marketed. The operating cost to produce water from these wells is approximately $20 per acre foot, which is primarily due to the costs of electricity. The school district is charged based on a price per unit based on meter readings. The current price is $315 per acre-foot. The golf course is charged for operating costs based upon their percentage of the total water pumped.

     In addition to the Canal property, under the West Riverside Purchase Agreements, we are acquiring the water rights of 350IWC, which was formed in 1916. 350IWC has produced water from the Riverside basin for much of the period since inception.

Overview of the Water Resources Industry; Pricing Constraints

     Water resources have historically been owned by cities, municipalities and other landowners, such as farmers, ranchers and real estate developers. Due to the constraints on the development of water resources, such as delivery to market, the water resources industry has not flourished in the past. The prices that we will be able to charge for water will depend on current market forces. Currently the Metropolitan Water District supplies 60% of the water supply to Southern California. This pricing provides an avoided cost and is a good indication of prices that we would be able to charge.

Regulation

Environmental, Health and Safety and Water Quality Regulation

     Our water operations are subject to extensive United States federal, state and local laws and regulations governing the protection of the environment, health and safety, the quality of the water we deliver to our customers, water allocation rights and the manner in which we collect and treat water. We will also be subject to certain regulations, including the Safe Drinking Water Act, and other federal, state, local regulations governing the provision of water services, particularly with respect to the quality of water we distribute.

Safe Drinking Water Act

     The federal Safe Drinking Water Act and regulations promulgated thereunder establish national quality standards for drinking water. The Environmental Protection Agency (the "EPA") has issued rules governing the levels of numerous naturally occurring and man-made chemical and microbial contaminants and radionuclides allowable in drinking water and continues to propose new rules. These rules also prescribe testing requirements for detecting contaminants, the treatment systems which may be used for removing contaminants and other requirements. Federal and state water quality requirements have become increasingly more stringent, including increased water testing requirements, to reflect public health concerns.

     For example, in 2001, the EPA decreased permissible arsenic levels in drinking water and required compliance by water systems by January 2006. In 2003, a new EPA rule governing non-radon radionuclides became effective, regulating uranium in drinking water for the first time and requiring initial monitoring under state programs by the end of 2007. We intend to comply with these rules.

     In order to remove or inactivate microbial organisms, the EPA has promulgated various rules to improve the disinfection and filtration of drinking water and to reduce consumers= exposure to disinfectants and byproducts of the disinfection process. In January 2006, the EPA promulgated the Long Term 2 Enhanced Surface Water Treatment Rule and the Stage 2 Disinfectants and Disinfection Byproduct Rule. In October 2006, the EPA finalized the Ground Water Rule, applicable to water systems providing water from underground sources. In 2006, the EPA also proposed revisions to the monitoring and reporting requirements of the existing Lead and Copper Rule.

     Although it is difficult to project the ultimate costs of complying with the above or other pending or future requirements, we do not expect current requirements under the Safe Drinking Water Act to have a material impact on our operations or financial condition.

Acquisitions

     We plan to acquire other water resources in the future. We have paid a $100,000 deposit to California Portland Cement Company to acquire 219 acre feet of water annually to from Meeks & Daley Water Company. Our ownership interest will be evidenced by shares of common stock of Meeks & Daley Water Company. The total purchase price will be $548,250 and is subject to the execution of definitive agreement.

Competition

     In our business, we will compete with other businesses that sell water, including, but not limited to, the Metropolitan Water District ("MWD"). Water is treated as a commodity in southern California. As such, if we can supply water at a comparable price to MWD, it will be sold in a similar manner as other commodities, such as oil.

MANAGEMENT

Executive officers and directors

     Each of our executive officers and directors will serve until their respective successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serve until their successor is duly elected and qualified, or until they are removed from office.

     The name, age and position of our present directors and executive officers are set forth below:

Name	Age	Position(s)

Peter Jensen	57	Principal Executive Officer, Treasurer, Principal Financial
25 Orchard Road		Officer, Principal Accounting Officer, and a member of the
Lake Forest, CA 92630		board of directors

John Kaites	45	Member of the board of directors
25 Orchard Road
Lake Forest, CA 92630

Piers Clark, PhD	38	Member of the board of directors
25 Orchard Road
Lake Forest, CA 92630

Larry Rowe	64	President and Secretary
25 Orchard Road
Lake Forest, CA 92630

     Peter L. Jensen has been our Principal Executive Officer since February 19, 2008 and our Treasurer, Principal Financial Officer and Principal Accounting Officer since March 17, 2008. On March 14, 2008, Mr. Jensen was elected to our board of directors. From December 1999 to February 19, 2008, he served as Chief Executive Officer of Basin Water, Inc. From December 1999 to March 11, 2008, Mr. Jensen was a member of the Board of Directors of Basin Water, Inc. He was Chairman of the Board of Basin Water, Inc. from November 2006 to February 19, 2008 and President from December 1999 to October 2006. Basin Water's common stock is traded on the NASDAQ Global Market under the symbol "BWTR." From 1990 to 1999, Mr. Jensen served as Chairman of the Board of Directors of Western Water Company, a company engaged in the identification, development, transportation, sale and lease of water rights and water. From 1990 to 1997, he also served as President and Chief Executive Officer of Western Water Company. From 1989 to 1990, he served as Chairman of the Board of Directors of Yuba Natural Resources. From 1983 to 1990, Mr. Jensen served as a President of Yuba Natural Resources. Mr. Jensen is a registered professional engineer in California, and holds a B.S. and M.S. in chemical engineering from the Massachusetts Institute of Technology.

     On March 14, 2008, John Kaites was elected to our board of directors. Mr. Kaites has been a Partner in the law firm of Ridenour, Hienton, Kelhoffer, Lewis & Garth since January 2000. Since January 1999, he has been the owner of and in the government relations firm of Public Policy Partners and since November 2005 a Partner in Turning Point Public Relations. Since October 2004, Mr. Kaites has been the owner of 913 W. McDowell LLC, a real estate holding company and since September 2007, a Partner in Blue Marble Energy Resources, which is engaged in the business of energy efficiency and renewable energy technology marketing and sales. Since November 2007, Mr. Kaites has been a Partner in Shields Consulting which provides local government consulting services and a Partner in World Class Services, which provides marketing and management consulting services. All of the foregoing business are located in Phoenix, Arizona.

     On March 14, 2008, Piers Clark, PhD was elected to our board of directors. Dr. Clark has served as Principal Scientist and a Director for Mouchel Parkman Services Limited, West Byfleet, England since November 2005 and a Director and Principal Scientist for Rentricity Limited, West Byfleet, England since March 2007. Since February 2007, Dr. Clark has been a Director of Water Science Limited, West Byfleet, England and since May 2007 Principal Scientist of Parkman Consultants Limited, West Byfleet, England. From October 2002 to May 2003, Dr. Clark was a Director for and consultant to British Water, London, England and from September 2002 to March 2004, a Director and Principal Scientist for Quay Environmental Limited (now dissolved) which was located in Berks, England. From June 2002 to September 2005, Dr. Clark was a Director and Scientist for Sonico Limited, Kidderminster, England and from February 2003 to October 2005, a Director and Principal Scientist for W.S. Atkins International Limited, Epsom, Surrey, England.

     Larry Rowe has been our President and Secretary since February 7, 2008. From June 2000 to February 2008, Mr. Rowe was Vice President of Business Development for Basin Water, Inc. Mr. Rowe has 35 years of experience in running municipal water agencies. Mr. Rowe is not an officer or a director of any other reporting companies.

     During the past five years, Messrs. Jensen, Kaites, Clark and Rowe have not been the subject of the following events:

*

Any bankruptcy petition filed by or against any business of which Messrs. Jensen, Rowe and Nutt were general partners or executive officers either at the time of the bankruptcy or within two years prior to that time.

*	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

*

An order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Messrs. Nutt=s, Jensens's or Rowe=s involvement in any type of business, securities or banking activities.

*

Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodity law, and the judgment has not been reversed, suspended or vacated.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

     We have no compensation policies. Compensation arrangements and policies for these directors and officers is established by the board of directors on a case by case basis.

     We do not currently have any long-term incentive plans that provide compensation intended to serve as incentive for performance. While we have granted some stock options, no formal plans have been adopted.

Executive Compensation

     On March 31, 2008, the board of directors approved a salary of $100,000 payable to Peter L. Jensen, our principal executive officer, principal financial officer, and principal accounting officer. Our board of directors also approved a salary of $100,000 per annum payable to Larry Rowe our president and secretary. Mr. Rowe was also granted an option to acquire up to 500,000 shares of common stock at an exercise price of $1.25 per share.

     On March 31, 2008, the board of directors approved the payment of $1,500.00 to Peter L. Jensen, our principal executive officer and principal account officer, for the use of a portion of his home as the San Diego office of the Company.

Executive Officer Compensation Table

						Non-	Nonqualified
						Equity	Deferred	All
						Incentive	Compensa-	Other
				Stock	Option	Plan	tion	Compen-
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Principal Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Peter Jensen	2007	0	0	0	0	0	0	0	0
Principal Executive Officer 2006		0	0	0	0	0	0	0	0
Principal Financial Officer	2005	0	0	0	0	0	0	0	0

Larry Rowe	2007	0	0	0	0	0	0	0	0
President & Secretary	2006	0	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0	0

Alfred Nutt	2007	0	0	0	0	0	0	0	0
(former Principal Financial	2006	0	0	0	0	0	0	0	0
Officer and Treasurer	2005	0	0	0	0	0	0	0	0
- resigned)

James M. Jack	2007	0	0	0	0	0	0	0	0
(former President -	2006	0	0	0	0	0	0	0	0
resigned)	2005	0	0	0	0	0	0	0	0

Employment Agreements

     We have not entered into employment agreements with any of our executive officers. We anticipate that we may enter into employment agreements with our new officers as they are appointed.

Compensation of Directors

     Each member of our board of directors will receive a fee of $25,000 per annum plus an option to acquire up to 75,000 shares of common stock at an exercise price of $1.25 per share for the fiscal year ending June 30, 2008. On March 31, 2008, the board of directors directed that Peter L. Jensen and Larry Rowe be reimbursed for all travel expenses they incurred in connection with their capital raising trip to Europe.

     Other than the foregoing, there are no plans or arrangements to compensate our directors. The board has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of our board of directors. We have no director's service contracts.

Director's Compensation Table

	Fees
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Peter L. Jensen	2007	0	0	0	0	0	0

John Kaites	2007	0	0	0	0	0	0

Pier Clark	2007	0	0	0	0	0	0

Alfred Nutt	2007	0	0	0	0	0	0
(resigned)
James M. Jack	2007	0	0	0	0	0	0
(resigned)

Pension Benefits and Compensation Plans

     We do not have any pension benefits or compensation plans.

Potential Payments Upon Termination or Change-in-Control

     SEC regulations state that we must disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the company. We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer's responsibilities following a change-incontrol.

Family Relationships

     There are no familial relationships among the executive officers and directors.

Director Independence

     Messrs. John Kaites and Piers Clark are independent directors. Mr. Jensen is not independent because he is our principal executive officer, treasurer, principal financial officer and principal accounting officer.

Compensation Committee Interlocks and Insider Participation

     No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past with the exception of Peter Jensen who was a member of the Board of Directors of Basin Water, Inc. which is the parent corporation of Basin Water Resources, Inc. which owns 31.26% of our common stock. Mr. Jensen was a director from December 1999 to March 11, 2008.

CERTAIN TRANSACTIONS

     In June 2005, we issued a total of 5,000,000 shares of restricted common stock to Mr. Jack, who at the time was our sole officer and director in consideration of $500 cash. In June 2006, Mr. Jack sold 2,500,000 of his common stock to Mr. Nutt, in consideration for $250 cash. In December 2007 we paid a stock dividend of eight additional shares of common stock for each share of common stock outstanding. After the stock dividend was paid, Mr. Jack owned 22,500,000 restricted shares of common stock and Mr. Nutt owned 22,500,000 shares of common stock. In December 2007, Mr. Jack returned all of his shares of common stock to us and the shares were cancelled. In January 2008, Mr. Nutt returned all of his shares of common stock to us and the shares were cancelled.

     Mr. Jack has advanced funds to us for our legal, audit, filing fees, general office administration and cash needs. As of June 30, 2007, Mr. Jack advanced us $45,421 for our benefit. On May 6, 2008, the advances were cancelled by mutual agreement with Mr. Jack.

     Our office was located at the home of Mr. Jack. We did not pay any rent to Mr. Jack and there was no agreement to pay any rent to Mr. Jack.

     Our office is currently located at 25 Orchard Road, Lake Forest, California 92630.

     On March 31, 2008, the board of directors approved the payment of $25,000 per annum to Peter L. Jensen, John Kaites and Piers Clark to serve on the board of directors plus an option to acquire up to 75,000 shares of common stock at an exercise price of $1.25 per share for the fiscal year ending June 30, 2008.

     On March 31, 2008, the board of directors approved a salary of $100,000 per annum payable to Larry Rowe our president and secretary. Mr. Rowe was also granted an option to acquire up to 500,000 shares of common stock at an exercise price of $1.25 per share.

     On March 31, 2008, the board of directors approved a salary of $100,000 per annum payable to Peter L. Jensen, our principal executive officer, principal financial officer, and principal accounting officer.

     On March 31, 2008, the board of directors approved the payment of $1,500.00 per month to Peter L. Jensen, our principal executive officer and principal account officer, for the use of a portion of his home as the San Diego office of the Company.

     On June 25, 2008, Peter L. Jensen, our principal executive officer and principal financial officer acquired 200,000 units from us. Each Unit consisted of one share of common stock and one Warrant. Each Warrant is exercisable for a period of two years from the date of issuance, at an exercise price of $1.25 per share.

PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth, as of June 28, 2008, the total number of shares owned beneficially by each of our directors and officers individually and as a group, and each person who is known by us to beneficially own more than 5% of our total outstanding shares. Percentage of beneficial ownership is based on 19,193,300 shares of common stock outstanding as of June 28, 2008. The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares. Unless provided otherwise, the address of each person listed on the table is c/o Empire Water Corporation, 25 Orchard Road, Lake Forest, California 92630.

	Shares Beneficially Owned
Name and Address of
Beneficial Owner	Number	Percent of Class

Peter Jensen	200,000(1)	1.04%

John Kaites	0(2)	0.00%

Piers Clark	0(2)	0.00%

Larry Rowe	0(3)	0.00%

All officers and directors as a group (4 persons)	200,000	1.04%

Basin Water Resources, Inc.	6,000,000	31.26%
8731 Prestige Court, Rancho Cucamonga, CA 91730

Gerlach & Company	2,400,000(4)	12.50%
333 West 34th Street, 3rd Floor, New York, NY 10001

(1)

Does not include warrants to acquire an additional 200,000 shares of common stock at an exercise price of $1.25 per warrant share and an option to acquire an additional 75,000 shares of common stock at $1.25 per share.

(2)	Does not include options to acquire up to 75,000 shares of common stock at an exercise price of $1.25 per share.

(3)	Does not include options to acquire up to 500,000 shares of common stock at an exercise price of $1.25 per share.

(4)

Does not include warrants to acquire an additional 2,400,000 shares of common stock at an exercise price of $1.25 per warrant share. Such warrants are subject to a limitation on exercise that provides that the holder may not exercise such warrant if following such exercise the holder would beneficially own in excess of 9.999% of our issued and outstanding common shares.

Selling Shareholders

     The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares.

				Percentage
				of shares
				owned after the
	Total number of	Percentage of	Number of	offering assuming
	shares owned	shares owned	shares being	all of the share are
Name	prior to offering	prior to offering	offered	sold in the offering

Gerlach & Company [1][a]	4,800,000	25.01%	2,400,000	0%
Bansco & Co. [2][a]	400,000	2.08%	400,000	0%
Landolt & Cie Banquiers [3][a]	400,000	2.08%	400,000	0%
Rothschild Bank AG Zurich [4][a]	400,000	2.08%	400,000	0%
Roytor & Co. [5][a]	400,000	2.08%	400,000	0%
Cannacord Adams Inc. [6][b]	448,000	2.33%	448,000	0%
Aran Asset Management SA [7][c]	400,000	2.08%	400,000	0%
Aton Select Fund Limited [8][c]	400,000	2.08%	400,000	0%
Peter L. Jensen [9][c]	400,000	2.08%	400,000	0%

TOTAL	8,048,000	41.90%	8,048,000	0%

     [1] Represents 2,400,000 shares of common stock and 2,400,000 shares of common stock issuable upon the exercise of warrants. Frode Aschim exercises shared voting and/or dispositive powers with respect to Gerlach & Company. The warrants are subject to a limitation on exercise that provides that the holder may not exercise such warrant if following such exercise the holder would beneficially own in excess of 9.999% of our issued and outstanding common shares. Currently, Gerlach & Company owns more than 9.999% of our issued and outstanding common stock and accordingly may not exercise any of its warrants.

     [2] Represents 200,000 shares of common stock and 200,000 shares of common stock issuable upon the exercise of warrants. Charles Brookes exercises share voting and/or dispositive powers with respect to Bansco & Co.

     [3] Represents 200,000 shares of common stock and 200,000 shares of common stock issuable upon the exercise of warrants. Vincent Guyot exercises share voting and/or dispositive powers with respect to Landolt & Cie Banquiers.

     [4] Represents 200,000 shares of common stock and 200,000 shares of common stock issuable upon the exercise of warrants. Ernst Pernet, Max Sonderegger, and Ronald Hartman exercise share voting and/or dispositive powers with respect to Rothschild Bank AG Zurich.

     [5] Represents 200,000 shares of common stock and 200,000 shares of common stock issuable upon the exercise of warrants. RTB Secretaries Ltd., RTB Treasurers Ltd., and RTB Presidents Ltd. exercise share voting and/or dispositive powers with respect to Roytor & Co.

     [6] Represents 448,000 shares of common stock issuable upon the exercise of warrants. Don MacFayden exercises share voting and/or dispositive powers with respect to Canaccord Adams, Inc. Canaccord Adams, Inc. is a broker dealer registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority and may be deemed an underwriter.

     [7] Represents 200,000 shares of common stock and 200,000 shares of common stock issuable upon the exercise of warrants. Robert C. Reinhart exercises share voting and/or dispositive powers with respect to Aran Asset Management SA.

     [8] Represents 200,000 shares of common stock and 200,000 shares of common stock issuable upon the exercise of warrants. Herner Keicher exercises share voting and/or dispositive powers with respect to Aton Select Fund Limited.

     [9] Represents 200,000 shares of common stock and 200,000 shares of common stock issuable upon the exercise of warrants. Mr. Jensen is our principal executive officer, treasurer, principal financial officer, principal accounting officer and a member of our board of directors and may be deemed an underwriter. The units are registered in the name of Peter and Lorna Jensen.

The following is a summary of the foregoing shares of common stock and warrants.

     [a] Between December 28, 2007 and January 3, 2008, we sold privately 3,200,000 Units at a per Unit price of $1.25 per Unit, for aggregate gross proceeds of $4,000,000. The Units were offered by us on a "best efforts" basis. Each Unit consisted of one share of common stock and one Warrant. Each Warrant is exercisable for a period of two years from the date of issuance, at an exercise price of $1.25 per Warrant. The foregoing Units were sold to five non-US persons pursuant to Regulation S of the Securities Act of 1933. All transactions took place outside the United States of America. We retained Canaccord Adams Inc. as our selling agent. On December 28, 2007 we paid Canaccord Adams $325,000 for services rendered in connection with the foregoing.

     [b] On January 3, 2008, we issued warrants to acquire 448,000 restricted shares of our common stock to Canaccord Adams Inc. pursuant to the exemption from registration contained section 4(6) of the Securities Act of 1933 in that Canaccord Adams Inc. is an accredited investor with assets in excess of $5,000,000. The exercise price of the warrants is $1.25 per share. Canaccord Adams, Inc. is a broker dealer registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

     [c] Between June 15, 2008 and June 25, 2008, we sold privately 600,000 Units at a per Unit price of $1.25 per Unit, for aggregate gross proceeds of $750,000. Each Unit consisted of one share of common stock and one Warrant. Each Warrant is exercisable for a period of two years from the date of issuance, at an exercise price of $1.25 per Warrant. The foregoing Units were sold to two non-US persons outside the United States pursuant to Regulation S of the Securities Act of 1933. One sale was made to Peter L. Jensen, our principal executive officer and principal accounting officer pursuant to Section 4(6) of the Securities Act of 1933, Mr. Jensen being an accredited investor.

     Other than investing money with us, the foregoing selling security holders have had no material relationship with us during the last three years with exception of Peter L. Jensen our principal executive officer, treasurer, principal financial officer, principal accounting officer and a member of our board of directors

     All of persons named as selling security holders exercise voting and/or dispositive powers with respect to the securities to be offered for resale by our selling security holders.

     No selling shareholder is an affiliate of a registered broker dealer with the exception of Canaccord Adams Inc. which is a broker dealer registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Future Sales of Shares

     A total of 19,193,300 shares of common stock were issued and outstanding as of June 29, 2008. Of the 19,193,300 shares outstanding, 9,200,000 are freely tradable and 9,993,300 are restricted securities as defined in Rule 144 of the Securities Act of 1933. Under Rule 144, the restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. If all outstanding warrants are exercised there will be 23,441,000 shares of common stock outstanding.

DESCRIPTION OF SECURITIES

Common Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

     All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock that are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

     We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Warrants

     As of June 25, 2008, there are warrants outstanding to purchase 4,248,000 shares of common stock at an exercise price of $1.25. The warrants are immediately exercisable and these warrants are exercisable for a period of twenty-four months after the date of issuance after which they will expire if not exercised.

Anti-takeover provisions

     There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Stock transfer agent

     Our stock transfer agent is Pacific Stock Transfer Company, 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119, telephone 702-361-3033.

LITIGATION

     We and Peter L. Jensen, our principal executive officer and principal financial officer are named as defendants in a class action law suit captioned Brandon Chariff and Bill Tenbrink, Derivatively on Behalf of Basin Water, Inc., plaintiffs vs. Peter L. Jensen et al., defendants and Basin Water, Inc, nominal defendant, Case No. CIVRS800870 pending in the Superior Court of the State of California, County of San Bernardino, West District. This is a class action lawsuit filed against Basin Water, Inc. and its officers and directors. The complaint alleges that Basin Water through its officers and directors, including Mr. Jensen, breached their fiduciary duty to Basin Water shareholders and that Empire Water Corporation aided and abetted in the breach. The plaintiffs are seeking actual and punitive damages and actual damages from us. Further, the plaintiffs are seeking to rescind our transaction with Basin Water Resources, Inc. and are seeking attachment, impounding, and imposing a constructive trust on our assets. In addition, the plaintiffs are seeking to recover all costs of the action including attorney=s fees. We believe the action is without merit and intend to defend the law suit.

EXPERTS

     Our financial statements for the period from inception to June 30, 2007 included in this prospectus have been audited by Malone & Bailey, P.C., Independent Registered Public Accounting Firm, 2925 Briarpark, Suite 930, Houston, Texas 77042, telephone (713) 343-4200 as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

     The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has passed on the legality of the shares of common stock being offered herein.

WHERE YOU CAN FIND MORE INFORMATION

     After we complete this offering, we will be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

FINANCIAL STATEMENTS

     Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm registered with the Public Company Accounting Oversight Board.

     Unaudited statements for the nine months ended March 31, 2008 and audited financial statements for the periods ended December 31, 2007 and 2006 immediately follow:

EMPIRE WATER CORPORATION
(formerly Cascade Coaching Corp.)
(A Development Stage Company)
BALANCE SHEETS
(Unaudited)

	March 31	June 30
	2008	2007
ASSETS
CURRENT ASSETS:
Cash	$1,504,331	$94,673
Restricted cash	40,804	-
Accounts receivable	11,301	-
Prepaid expenses	35,803	-
Total current assets	1,592,239	94,673

Land and water rights	6,280,000	-
Property and equipment, net of accumulated depreciation
of $5,700	1,103,873	-
Deposits	300,000	-

TOTAL ASSETS	$9,276,112	$94,673

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable-related party	$-	$45,421
Accounts payable	29,713	-
Total current liabilities	29,713	45,421

COMMITMENTS AND CONTINGENCIES (Note 7)	-	-

SHAREHOLDERS' EQUITY
Common stock, $.00001 par, 100,000,000 shares authorized,
18,583,300 and 54,393,300 shares issued and outstanding	186	544
Additional paid-in-capital	9,440,113	108,726
Deficit accumulated during development stage	(193,900)	(60,018)
Total shareholders' equity	9,246,399	49,252

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$9,276,112	$94,673

The accompanying notes are an integral part of these financial statements.

EMPIRE WATER CORPORATION
(Formerly Cascade Coaching Corp.)
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(Unaudited)

					May 18, 2005
	Three Months Ended		Nine Months Ended		(Inception)
	March 31,		March 31,		Through
	2008	2007	2008	2007	March 31, 2008

WATER SALES	$11,300	$-	$11,300	$-	$11,300
PRODUCTION COSTS	3,379	-	3,379	-	3,379
Gross profit	7,921	-	7,921	-	7,921

OPERATING EXPENSES
General and administrative	126,533	3,922	135,463	25,175	191,081
Depreciation	5,700	-	5,700	-	5,700

Net operating loss	(124,312)	(3,922)	(133,242)	(25,175)	(188,860)

OTHER EXPENSES
Interest income	1,150	-	1,192	-	1,192
Interest expense	-	(3,494)	(1,832)	(3,494)	(6,232)

Net loss	$(123,162)	$(7,416)	$(133,882)	$(28,669)	$(193,900)

Basic and diluted net loss per share	$(0.01)	$(0.00)	$(0.00)	$(0.00)

W eighted average common shares
outstanding (basic and diluted)	18,593,300	46,565,550	41,338,027	45,514,232

The accompanying notes are an integral part of these financial statements.

EMPIRE WATER CORPORATION
(Formerly Cascade Coaching Corp.)
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)

			May 18, 2005
	Nine Months Ended		(Inception)
	March 31,		Through
	2008	2007	March 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(133,882)	$(28,669)	$(193,900)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	5,700	-	5,700
Imputed Interest	1,832	3,494	6,232
Changes in assets and liabilities:
Accounts receivable	(11,301)	(1,500)	(11,301)
Prepaid expense	(35,803)	-	(35,803)
Accounts payable	29,713	-	29,713
NET CASH USED IN OPERATING ACTIVITIES	(143,741)	(26,675)	(199,359)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of fixed assets	(1,109,573)	-	(1,109,573)
Restricted cash	(40,804)	-	(40,804)
Cash paid for purchase of land and water rights	(400,000)	-	(400,000)
Deposit made on purchase of assets	(300,000)	-	(300,000)
NET CASH USED IN INVESTING ACTIVITIES	(1,850,377)	-	(1,850,377)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of issuance costs	3,403,776	104,370	3,508,646
Advances from related parties	-	20,340	45,421
NET CASH PROVIDED BY FINANCING ACTIVITIES	3,403,776	124,710	3,554,067

NET CHANGE IN CASH AND CASH AND CASH EQUIVALENTS	1,409,658	98,035	1,504,331

CASH AND CASH EQUIVALENTS - beginning of period	94,673	129	-

CASH AND CASH EQUIVALENTS - end of period	1,504,331	98,164	1,504,331

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax payable	$-	$-	$-
Interest paid	-	-	-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock issued for purchase of land and water rights	$5,880,000	$-
Common shares cancelled	450	-
Cancellation of shareholder loan	45,421	-

The accompanying notes are an integral part of these financial statements.

EMPIRE WATER CORPORATION
(Formerly Cascade Coaching Corp.)
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
(Unaudited)
				Deficit
				Accumulated
			Paid	During the
	Common		In	Development
	Shares	Par	Capital	Stage	Totals

Founder shares issued at inception	45,000,000	$450	$50	$-	$500
Net Loss	-	-	-	(10,141)	(10,141)
Balances June 30, 2005	45,000,000	450	50	(10,141)	(9,641)

Buyback of founder shares	(22,500,000)	(225)	(25)	-	(250)
Issuance to new director	22,500,000	225	25	-	250
Net Loss	-	-	-	(16,811)	(16,811)
Balances, June 30, 2006	45,000,000	450	50	(26,952)	(26,452)

Shares issued for cash	9,393,300	94	104,276	-	104,370
Imputed Interest	-	-	4,400	-	4,400
Net Loss	-	-	-	(33,066)	(33,066)
Balances, June 30, 2007	54,393,300	544	108,726	(60,018)	49,252

Shares issued for cash	3,200,000	32	3,999,968	-	4,000,000
Imputed Interest	-	-	1,832	-	1,832
Shares issued for assignment of contract	6,000,000	60	5,879,940	-	5,880,000
Cancellation of founder shares	(45,000,000)	(450)	450	-	-
Stock issuance costs	-	-	(596,224)	-	(596,224)
Cancellation of shareholder loan	-	-	45,421	-	45,421
Net Loss	-	-	-	(133,882)	(133,882)
Balances March 31, 2008	18,593,300	$186	$9,440,113	$(193,900)	$9,246,399

The accompanying notes are an integral part of these financial statements.

Empire Water Corporation
(Formerly Cascade Coaching Corp.)
(A Development Stage Company)
Notes to Financial Statements
(Unaudited)

NOTE 1-BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICY

The accompanying unaudited interim financial statements of Empire Water Corporation (formerly Cascade Coaching Corp,), have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in Empire’s Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosures contained in the audited financial statements for fiscal 2007 as reported in the Form 10-KSB, have been omitted.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. Actual results could differ from the estimates.

Cash and Cash Equivalents–For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property acquisition costs –Property and equipment is stated at cost less accumulated depreciation. Property consists primarily of wells, pipelines and related equipment. Depreciation is calculated using the straight line method. We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the use of the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Depreciation and amortization – The cost of property and equipment is capitalized and depreciated using the 50 year straight-line method over their useful lives. Property consists primarily of wells, pipelines, and related equipment. The estimated useful lives of these assets are fifty years.

Maintenance and Repairs – The costs of maintenance and repairs, which are not significant improvements, are expensed when incurred.

Revenue Recognition –Revenues are derived from sales of water from wells owned by us, which is delivered through our canal system. The revenues are recognized based on the actual volume of water delivered each month.

Accounts Receivable –We record accounts receivable net of allowances for uncollectible accounts. Any allowance for uncollectible accounts would be determined based on a review of past due amounts.

Income taxes – We recognize deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. We provide a valuation allowance for deferred tax assets for which we do not consider realization of such assets to be more likely than not.

Recently issued accounting pronouncements – We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

Fair value of financial instruments – The carrying values of receivables, payables, marketable securities and short-term obligations approximate their fair value due to their short-term maturities.

Basic and diluted net loss per share– The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the period ended March 31, 2008 and 2007, there were no potential dilutive securities.

NOTE 2-BUSINESS

Our primary business is to own, develop and sell water to wholesale customers under long term contract. We plan to acquire additional water production assets adjacent to our conveyance system in order to increase capacity. We also intend to acquire and develop additional water resource opportunities in California and Arizona. We plan to use the West Riverside Canal as the backbone of our operations in San Bernardino and Riverside counties. Sustainability is an important foundation of the Company philosophy and goals. Subsequently, we also intend to acquire, utilize and sell reclaimed water. This reclaimed water will be used to provide regional groundwater recharge and will ultimately replace all well water for irrigation supplies. We are not presently and have no intention of being a regulated utility selling to individuals.

Background

From inception until December 2007 we intended to engage in business as a business consulting firm. In December 2007, we entered into an agreement with Basin Water Resources, Inc. (“BWRI”) pursuant to which BWRI assigned to us all of its rights, title and interest in and to certain rights and assets. Accordingly, our primary business now is to own, develop and sell water to wholesale customers under long term contract.

Pursuant to the agreement with BWRI we acquired the right to purchase certain assets relating to a business that extracts, pumps, appropriates, stores, supplies, distributes, transports and sells water to customers in and around the Counties of Riverside and San Bernardino in Southern California. The business and assets acquired include certain wells and pipelines and related equipment and water rights, as well as a canal that is approximately eighteen (18) miles long, and is located in Riverside and San Bernardino Counties

In consideration of the assignment of BWRI’s rights and obligations, we issued BWRI 6,000,000 shares of common stock. The shares were issued in January, 2008. However, for accounting purposes, the shares are considered issued as of December 28, 2007, the closing date of the transaction. Prior to the Closing, one of our officers and directors resigned and tendered back to us all shares of common stock owned by him (22,500,000 shares) for cancellation. In January, 2008, our president and sole director tendered back to us all shares of common stock owned by him (22,500,000 shares) for cancellation pursuant to an agreement dated December 28, 2007. For accounting purposes, the cancellation was deemed to have occurred on December 28, 2007. If we are successful in raising additional capital in the minimum amount of at least $10,000,000, we will issue an additional 6,000,000 shares of our common stock to BWRI.

As additional consideration, the Sellers continue to share in the net income resulting from our operations (including any sale of our rights to the Canal to third parties), which are primarily intended to result from water production and distribution. The Seller Parties will initially receive fifty percent (50%) of all net income relating to the operation of business, with such percentage to decline (but not below 15%) as additional investments are made in the Canal and related assets; provided however, that the Seller Parties have the right to co-invest with us, and in the event that they elect to do so, their net income participation will not decrease to the extent that they have matched our capital infusions.

We also entered into an Agreement for the Purchase and Operation of Water Treatment Unit and Operation of Water Distribution System. The Agreement provides that we will purchase one standard 1,000 gallon per minute nitrate regenerable water treatment system unit for an aggregate purchase price of $900,000, of which $300,000 has been paid as a deposit.

In December 2007 and January 2008, we sold privately 3,200,000 Units at a per Unit price of $1.25 per Unit, for aggregate gross proceeds of $4,000,000. The Units were offered by us on a “best efforts” basis. Each Unit consisted of one share of common stock and one Warrant. Each Warrant is exercisable for a period of two years from the date of issuance, at an exercise price of $1.25 per Warrant.

In connection with the unit sale we incurred costs to our selling agent, and others of $596,224. In addition, we issued warrants to acquire 448,000 restricted shares of our common stock to our selling agent. The exercise price of the warrants, which will be exercisable for two years, is $1.25 per share.

Note 3-STOCK SPLIT

On December 3, 2007 we approved an 8 to 1 stock dividend which is treated as a 9 to 1 forward stock split for accounting purposes, accordingly, all references to number of shared and to per share information in the financial statements have been adjusted to reflect the stock split on a retroactive basis.

Note 4-GOING CONCERN

As shown in the accompanying financial statements, Empire incurred initial net losses of $193,900 and has had no significant revenues since inception. In their audit report dated September 24, 2007; our auditors issued a going concern opinion. This means that there was substantial doubt that we could continue as an on-going business for the next twelve months unless we obtained additional capital. With the $4,000,000 we recently obtained, we believe we can operate for at least one year

Note 5-LOANS PAYABLE-RELATED PARTY

The loan represents cash advanced to Empire by its founder, who was also the former president. The loan was cancelled when the founder relinquished his shares.

Note 6-ACQUISITION

On December 28, 2007, the Company acquired all of the operating assets of Indian Hills Water Conservation Corporation and its subsidiaries, West Riverside Canal Company and West Riverside 350 Inch Water Company. In anticipation of this acquisition, the Company changed its name from Cascade Coaching Corp to Empire Water Corporation. The aggregate purchase price for the assets was $7,380.000 consisting of $1,500,000 paid in cash to the Indian Hills group and 6,000,000 shares of common stock of the Company to BWRI with a fair value of $5,880,000 for the assignment of a BWRI’s rights under a prior agreement to acquire the assets.

The estimated fair values of the assets acquired at the date of acquisition are:

Wells, pipelines, tunnels and related equipment	$1,100,000
Land and water rights	6,280.000

If we are successful in raising additional capital in the minimum amount of at least $10,000,000, we will issue an additional 6,000,000 shares of our common stock to BWRI

The unaudited pro forma table below reflects the results of operations of the Company for the three and nine months periods ended March 31, 2008 and 2007 as if the acquisition of the business had occurred at the inception of each of the periods presented. Unaudited pro forma results of operations are not necessarily indicative of the results that would have been achieved had the transaction been consummated as of the date indicated. The unaudited pro forma results of operations are not necessarily indicative of the results that may be achieved in the future.

	Three months ended Mar 31		Nine Months ended Mar 31
	2008	2007	2008	2007
	(Unaudited pro forma)		(Unaudited pro forma)

Revenues	12,451	39,496	40,692	71,982

Net Loss	123,162	39,496	212,391	131,683

Net loss per share	$0.01	$0.00	$0.00	$0.00

Note 7-COMMITMENTS AND CONTINGENCIES

We are the assignee of a Water Supply, Sale and Purchase Agreement (“Water Supply Agreement”) with the Jurupa Unified School District (“JUSD”), dated July 2, 2002, relating to a single school site. As set forth in the Water Supply Agreement, we are required to provide up to .81 acre feet of water per day, at a price of $250 per acre foot, subject to further adjustment. The term of the Water Supply Agreement is 20 years and it is only terminable for cause upon default (and failure to cure) by one of the parties. JUSD has a unilateral right to terminate without cause, but will have to pay for capital costs involved in building the water supply facilities based on a schedule included in the Water Supply Agreement.

We have an obligation to provide water to the Indian Hills Golf Course (“IHGC”), pursuant to Section 3.3(d) of the Assignment Agreement. As set forth therein, we are required to provide IHGC with up to 505 acre ft. of water per year, at a price equal to our cost of producing and delivering the water. This is an ongoing obligation, but if we fail to deliver at least 90% of the required water for a 60 day period, IHGC will be permitted to use, for its own benefit, the wells and pipelines necessary to obtain water.

Note 8-SUBSEQUENT EVENTS

During June 2008, Empire sold privately 600,000 units at a per unit price of $1.25, for aggregate gross proceeds of $750,000. Each Unit consisted of one share of common stock and one common stock warrant exercisable at $1.25 for a period of two years from the date of issuance. 200,000 of the units were sold to Peter L. Jensen, Empire’s principal executive officer and principal accounting officer.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Cascade Coaching Corp.
(A Development Stage Company)
Vancouver, British Columbia, Canada

We have audited the accompanying balance sheet of Cascade Coaching Corp. as of June 30, 2007 and the related statements of expenses, changes in stockholders' equity and cash flows for the years ended June 30, 2007 and 2006 and for the period from May 18, 2005 (inception) through June 30, 2007. These financial statements are the responsibility of Cascade's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cascade Coaching Corp. as of June 30, 2007 and the results of its operations and cash flows for the two years then ended and for the period from May 18, 2005 (inception) through June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Cascade will continue as a going concern. As discussed in Note 2 to the financial statements, Cascade has suffered initial losses, has no operations, and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas
September 24, 2007

CASCADE COACHING CORP.
(A Development Stage Company)
BALANCE SHEET
June 30, 2007

ASSETS
CURRENT ASSETS
Cash		$94,673

Total Assets		$94,673

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES

Loans payable-related party	$45,421

STOCKHOLDERS’ EQUITY
Common stock, $.00001 par, 100,000,000 shares authorized;
6,043,700 shares issued and outstanding		60
Paid-in capital		109,210
Deficit accumulated during development stage	(60,018)

Total Stockholders’ Equity		49,252

Total Liabilities and Stockholders’ Equity		$94,673

See accompanying summary of accounting policies and notes to financial statements.

CASCADE COACHING CORP.
(A Development Stage Company)
STATEMENTS OF EXPENSES
For the Years ended June 30, 2007 and 2006 and the Period from
May 18, 2005 (Inception) through June 30, 2007

			May 18, 2005
	Year Ended	Year Ended	(inception) to
	June 30, 2007	June 30, 2006	June 30, 2007

General and administrative expenses	$28,666	$16,811	$55,618

Interest Expense	4,400	-	4,400

Net loss	$(33,066)	$(16,811)	$(60,018)

Basic and diluted net loss per shares	$(0.01)	$(0.01)

Weighted average common shares outstanding	5,303,102	5,000,000

See accompanying summary of accounting policies and notes to financial statements.

CASCADE COACHING CORP.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the Period from May 18, 2005 (inception) through June 30, 2007

				Deficit
				Accumulated
			Paid	During the
	Common		In	Development
	Shares	Par	Capital	Stage	Totals
Issuance for cash to
founder on May 18, 2005	5,000,000	$50	$450	$-	$500

Net Loss	-	-	-	(10,141)	(10,141)

Balances, June 30, 2005	5,000,000	50	450	(10,141)	(9,641)

Buyback from founder
on June 20, 2006	(2,500,000)	(25)	(225)	-	(250)

Issuance to new director
on June 20, 2006	2,500,000	25	225	-	250

Net Loss	-	-	-	(16,811)	(16,811)

Balances, June 30, 2006	5,000,000	50	450	(26,952)	(26,452)

Issuance for cash
March 16, 2007	1,043,700	10	104,360	-	104,370

Imputed interest		4,400		-	4,400

Net Loss	-	-	-	(33,066)	(33,066)

Balances, June 30, 2007	6,043,700	$60	$109,210	$(60,018)	$49,252

See accompanying summary of accounting policies and notes to financial statements.

CASCADE COACHING CORP.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
For the Year Ended June 30, 2007 and 2006 and the Period from
May 18, 2005 (inception) through June 30, 2007

			Period
			from Inception
	Year Ended	Year Ended	Through
	June 30, 2007	June 30, 2006	June 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(33,066)	$(16,811)	$(60,018)
Adjustments to reconcile net loss to net cash used
in operating activities:
Imputed interest	4,400	-	4,400
Changes in:
Accounts payable	(1,500)	1,500	-

Net cash used in operating activities	(30,166)	(15,311)	(55,618)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	104,370	-	104,870
Proceeds from loan from related party	20,340	14,940	45,421

Net cash provided by financing activities	124,710	14,940	150,291

Increase (decrease) in Cash	94,544	(371)	94,673

Cash at Beginning of Fiscal Year	129	500	-

Cash at End of Fiscal Year	$94,673	$129	$94,673

SUPPLEMENTAL DISCLOSURES:
Income taxes paid	$-	$-	$-
Interest paid	$-	$-	$-

NONCASH FINANCING TRANSACTIONS:
Buyback of 2,500,000 shares of stock	$-	$(250)	$(250)
from founder
Issuance of 2,500,000 shares of stock
to new director	$-	$250	$250

See accompanying summary of accounting policies and notes to financial statements.

CASCADE COACHING CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cascade Coaching Corp. was incorporated in Nevada on May 18, 2005, for the purpose of providing coaching and consulting services to corporate executives. Cascade Coaching is in the development stage.

Since inception, Cascade Coaching has been involved in business planning and capital-raising activities.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates.

Cash and Cash Equivalents. For purposes of the statement of cash flows, Cascade Coaching considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition. Cascade Coaching recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured.

Income taxes. Cascade Coaching recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Cascade Coaching provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and diluted net loss per share. The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the period ended June 30, 2007, there were no potential dilutive securities.

Foreign currency. Cascade Coaching is based in Canada, although it is incorporated in Nevada. Since inception, all transactions have been in U.S. dollars, although that will change when operating activities commence. An account, Other Comprehensive Income, will be added to Stockholders’ Deficit that will represent changes in the value of the Canadian dollar relative to the U.S. dollar. As of each balance sheet date, any Canadian assets and liabilities will be translated into U.S. dollars at the exchange rate in effect on that date. There are no hedging contracts. Revenues and expenses during each period will be translated at the average exchange rates of those periods. Equity accounts are translated at historical amounts. Translation adjustments are deferred in the equity account, Other Comprehensive Income (Loss), a separate component of Stockholders’ Equity.

Recently issued accounting pronouncements. Cascade Coaching does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

NOTE 2 – GOING CONCERN

As shown in the accompanying financial statements, Cascade Coaching incurred initial net losses of $60,018 and has had no operations since inception. These conditions raise substantial doubt as to Cascade Coaching’s ability to continue as a going concern. Management is trying to raise additional capital through sales of stock or by additional loans from its current officers. The financial statements do not include any adjustments that might be necessary if Cascade Coaching is unable to continue as a going concern.

NOTE 3 – LOANS PAYABLE – RELATED PARTY

The loan represents cash advanced to Cascade by its founder, who is also the current president. The loan is due upon demand, with no interest or collateral. Imputed interest in the amount of $4,400 for the year ended June 30, 2007 is included in paid-in capital.

NOTE 4 – COMMON STOCK

During fiscal year ended June 30, 2007, Cascade Coaching sold 1,043,700 common shares in a public offering for $104,370.

NOTE 5 - INCOME TAXES

Cascade Coaching uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal years 2007 and 2006, Cascade Coaching incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $60,018 at June 30, 2007, and will expire beginning in the year 2025.

At June 30, 2007, deferred tax assets consisted of the following:

Deferred tax assets
Net operating losses	$20,046
Less: valuation allowance	(20,046)

Net deferred tax asset	$-

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$1.61
Printing Expenses	200.00
Accounting Fees and Expenses	4,598.39
Legal Fees and Expenses	35,000.00
Blue Sky Fees/Expenses	0.00
Transfer Agent Fees	200.00
TOTAL	$40,000.00

ITEM 14.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article 3 of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.
2.	Article X of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.
3.	Nevada Revised Statutes, Chapter 78.

     The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 15.      RECENT SALES OF UNREGISTERED SECURITIES.

     Since inception, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as follows:

     We issued the 5,000,000 restricted shares of common stock to James M. Jack on June 18, 2005 in consideration of $500.00. The foregoing restricted shares of common stock to Mr. Jack, our then sole officer and director pursuant to section 4(2) of the Securities Act of 1933. He was a sophisticated investor, our sole officer and director, and was in possession of all material information relating to us. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

     In December, 2007, we paid a stock dividend of 8 additional shares of common stock for each one share outstanding (9 for 1).

     On December 18, 2007, James M. Jack resigned as one of our officers and directors and tendered back to us all shares of common stock owned by him (22,500,000 shares) for cancellation. On January 3, 2008, Alfred Nutt, our president and sole director tendered back to us all shares of common stock owned by him (22,500,000 shares) for cancellation.

     Between December 28, 2007 and January 3, 2008, we sold privately 3,200,000 Units at a per Unit price of $1.25 per Unit, for aggregate gross proceeds of $4,000,000. The Units were offered by us on a "best efforts" basis. Each Unit consisted of one share of common stock and one Warrant. Each Warrant is exercisable for a period of two years from the date of issuance, at an exercise price of $1.25 per Warrant. The foregoing Units were sold to five non-US persons pursuant to Regulation S of the Securities Act of 1933. All transactions took place outside the United States of America. We retained Canaccord Adams Inc. as our selling agent. On December 28, 2007 we paid Canaccord Adams $325,000 for services rendered in connection with the foregoing.

     On January 3, 2008, we issued 6,000,000 shares of common stock to Basin Water Resources, Inc. ("BWRI") in consideration of BWRI performing certain conditions of its agreement with us dated as of December 28, 2007. The shares were issued pursuant to the exemption from registration contained section 4(6) of the Securities Act of 1933 in that BWRI is an accredited investor with assets in excess of $5,000,000.

     On January 3, 2008, we issued warrants to acquire 448,000 restricted shares of our common stock to Canaccord Adams Inc. pursuant to the exemption from registration contained section 4(6) of the Securities Act of 1933 in that Canaccord Adams Inc. is an accredited investor with assets in excess of $5,000,000. The exercise price of the warrants is $1.25 per share. Canaccord Adams, Inc. is a broker dealer registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

     Between June15, 2008 and June 25, 2008, we sold privately 600,000 Units at a per Unit price of $1.25 per Unit, for aggregate gross proceeds of $750,000. Each Unit consisted of one share of common stock and one Warrant. Each Warrant is exercisable for a period of two years from the date of issuance, at an exercise price of $1.25 per Warrant. The foregoing Units were sold to two non-US persons outside the United States pursuant to Regulation S of the Securities Act of 1933. One sale was made to Peter L. Jensen, our principal executive officer and principal accounting officer pursuant to Section 4(6) of the Securities Act of 1933, Mr. Jensen being an accredited investor.

ITEM 16.      EXHIBITS.

     The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-K.

		Incorporated by reference
					Filed
Exhibit	Document Description	Form	Date	Number	herewith

3.1	Articles of Incorporation.	SB-2	10/17/05	3.1

3.2	Bylaws.	SB-2	10/17/05	3.2

3.3	Amended Articles of Incorporation.	8-K	01/31/08	3.3

5.1	Opinion of The Law Office of Conrad C. Lysiak,				X
	P.S. regarding the legality of the Securities being
	registered.

10.1	Stock Purchase Agreement, dated as of December	8-K	01/31/08	10.1
	21, 2007, by and between BWRI and the
	Company.

10.2	Assignment and Amendment Agreement, dated as	8-K	01/31/08	10.2
	of December 21, 2007, by and among BWRI,
	IHWCC and the Company.

10.3	Unit Purchase Agreement, dated as of December	8-K	01/31/08	10.3
	21, 2007, by and between Basin Water and the
	Company.

14.1	Code of Ethics.	10-KSB	10/10/06	14.1

23.1	Consent of Malone & Bailey, PC				X

23.2	Consent of The Law Office of Conrad C. Lysiak,				X
	P.S.

99.1	Audit Committee Charter.	10-KSB	10/10/06	99.1

99.2	Disclosure Committee Charter.	10-KSB	10/10/06	99.2

99.3	Audited Financial Statements for the Years Ended	8-K	01/31/08	99.1
	December 31, 2006 and 2005.

99.4	Unaudited Financial Statements for the Nine	8-K	01/31/08	99.2
	Months Ended September 30, 2007 and 2006.

99.5	Pro Forma Financial Statements	8-K	01/31/08	99.3

ITEM 17.      UNDERTAKINGS.

A.	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) include any additional or changed material information with respect to the plan of distribution.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(4)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (''230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-1 Registration Statement and has duly caused this amended Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California on this 27th day of June, 2008.

EMPIRE WATER CORPORATION

BY: PETER L. JENSEN
Peter L. Jensen, Principal Executive Officer,
Principal Financial Officer, and Principal
Accounting Officer

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Peter L. Jensen as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this amended Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

PETER L. JENSEN	Director	June 27, 2008
Peter L. Jensen

JOHN KAITES	Director	June 27, 2008
John Kaites

PIERS CLARK	Director	June 27, 2008
Piers Clark

EXHIBIT INDEX

     The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-K.

		Incorporated by reference
					Filed
Exhibit	Document Description	Form	Date	Number	herewith

3.1	Articles of Incorporation.	SB-2	10/17/05	3.1

3.2	Bylaws.	SB-2	10/17/05	3.2

3.3	Amended Articles of Incorporation.	8-K	01/31/08	3.3

5.1	Opinion of The Law Office of Conrad C. Lysiak,				X
	P.S. regarding the legality of the Securities being
	registered.

10.1	Stock Purchase Agreement, dated as of December	8-K	01/31/08	10.1
	21, 2007, by and between BWRI and the
	Company.

10.2	Assignment and Amendment Agreement, dated as	8-K	01/31/08	10.2
	of December 21, 2007, by and among BWRI,
	IHWCC and the Company.

10.3	Unit Purchase Agreement, dated as of December	8-K	01/31/08	10.3
	21, 2007, by and between Basin Water and the
	Company.

14.1	Code of Ethics.	10-KSB	10/10/06	14.1

23.1	Consent of Malone & Bailey, PC				X

23.2	Consent of The Law Office of Conrad C. Lysiak,				X
	P.S.

99.1	Audit Committee Charter.	10-KSB	10/10/06	99.1

99.2	Disclosure Committee Charter.	10-KSB	10/10/06	99.2

99.3	Audited Financial Statements for the Years Ended	8-K	01/31/08	99.1
	December 31, 2006 and 2005.

99.4	Unaudited Financial Statements for the Nine	8-K	01/31/08	99.2
	Months Ended September 30, 2007 and 2006.

99.5	Pro Forma Financial Statements	8-K	01/31/08	99.3